Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03

                                                                  Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03


PRICING SUPPLEMENT NO. 84 DATED DECEMBER 18, 2006

     (To Prospectus Dated February 9, 2006 and Prospectus Supplement Dated February 13, 2006)

                        COUNTRYWIDE FINANCIAL CORPORATION
                           Medium-Term Notes, Series B
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                          COUNTRYWIDE HOME LOANS, INC.
                                Fixed Rate Notes



Trade Date:                December 18, 2006                  Book Entry:    |X|
Public Offering Price:     100.00%                            Certificated:  |_|
Agent Discount:            0.536%        Principal Amount:           $819,000.00
Purchase Price:            99.464%       Net Proceeds:               $814,610.16
Original Issue Date:       December 22, 2006 Specified Currency:    U.S. Dollars
Stated Maturity Date:      December 15, 2009
Interest Rate:             4.875%



Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000


     Interest Payment Dates: Quarterly on the 15th of March, June, September, and December, commencing March 15, 2007

     Record Dates: The 1st of March, June, September, and December preceding the applicable Interest Payment Date


Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     | | The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |X|

Additional/Other Terms:

         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation. As of September 30, 2006, Countrywide Financial Corporation, on an unconsolidated basis, had no secured indebtedness outstanding, $15,941,777,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with the Notes to which this Pricing Supplement relates, $1,000,000,000 aggregate principal amount of unsecured and subordinated indebtedness outstanding and $235,913,000 of intercompany notes payable. As of that date, Countrywide Home Loans, Inc. had $9,425,556,000 aggregate principal amount of secured indebtedness outstanding, including $5,360,728,000 of intercompany borrowings, and $11,805,999,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, including $0 of intercompany borrowings, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans, Inc. and will rank equally with the Guarantees to which this Pricing Supplement relates.


         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Financial Corporation and Countrywide Home Loans have not, and the Agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Financial Corporation and Countrywide Home Loans are not, and the Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Financial Corporation and Countrywide Home Loans may have changed since that date.